                                                                    EXHIBIT 10.1

          [*] - Confidential Treatment Requested Pursuant to Rule 24b-2

                            TELECOM SERVICE AGREEMENT

         THIS TELECOM SERVICE AGREEMENT (this "Agreement") is entered into this 27th day of January, 1999, by and between Park 'N View, Inc., a Delaware corporation ("PNV"), with its headquarters at 11711 NW 39th Street, Coral Springs, Florida 33065 and TA Operating Corporation, a Delaware Corporation, d/b/a Travel Centers of America ("TA"), with its headquarters at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145.

         WHEREAS, TA, itself or through its affiliates: (i) currently owns or operates (or has entered into franchise agreements with certain entities entitling them to operate) approximately 120 full-service travel plaza truckstops which are located at the addresses listed on Schedules 1A, 1B and 1C hereto; and (ii) may acquire or contract to operate other full-service travel plaza truckstops, all of the aforesaid hereinafter individually being referred to as a "Truckstop" and collectively being referred to as the "Truckstops"; and

         WHEREAS, PNV has designed and developed the concept and equipment ("the System") to provide the following telecom and other services: (i) pre-paid phone cards; (ii) fleet telecom services; (iii) coin and coinless phones inside the Truckstops; (iv) Frequent Fueler Card; (v) fleet in-bound 800 calling; and (vi) internet access and data transmission (collectively the "Services").

         WHEREAS, TA desires to engage PNV to install the System and provide the Services at certain of the Truckstops.

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, TA and PNV (hereinafter collectively being referred to as the "Parties"), intending to be legally bound, hereby mutually agree as follows:

         1. Purpose. The Parties hereby agree that PNV shall install the System and the Parties shall operate the System at TA's Truckstops pursuant to the terms of this Agreement.

                  (a) Installation at Truckstops. The Parties acknowledge and agree that TA, itself or through its affiliates, currently owns, operates or has entered into franchise agreements with respect to (i) Truckstops which are listed on Schedule 1A (constituting substantially all of the Truckstops which are owned and operated by TA excluding those purchased from Burns Brothers);
(ii) Truckstops which are listed on Schedule 1B (constituting all of the Truckstops which are owned by TA and operated pursuant to franchise agreements); and (iii) Truckstops which are listed on Schedule 1C (constituting all of the Truckstops which are not owned by TA and which are operated pursuant to franchise agreements). Subject to the terms and conditions of this Agreement, PNV shall have the right and obligation to (i) install the System and provide the Services at each of the Truckstops listed on Schedules 1A and 1B (and at any future Truckstops acquired by TA that TA makes available for installation of the System); and (ii) subject to the approval of the Franchisee (as defined in
Section 1(b)) to enter into an agreement with the owner of each Truckstop listed on Schedule 1C. Within sixty (60) days of the date of this Agreement PNV shall complete installation of the System and commence provision of the Services at three (3) of the Truckstops listed on Schedule 1A to be mutually agreed upon by PNV and TA (the "Initial Sites"). Within sixty
(60) days of completion of the installation of the System at the Initial Sites, unless TA provides PNV with notice of termination by TA of this Agreement, which TA may do in its sole discretion, PNV shall, subject to TA's (i) observance and performance of its duties and obligations under this Agreement; and (ii) reasonable cooperation with PNV to facilitate PNV's obligations hereunder, commence installation of the System at the remaining Truckstops listed on Schedules 1A and 1B that are not currently contractually committed to another provider. PNV shall, subject to the terms and conditions of this Agreement, complete the installation of the System and commence provision of the Services at such Truckstops pursuant to a buildout schedule to be mutually agreed upon by PNV and TA, which shall provide for installation of the System upon the expiration of the foregoing sixty (60) day period at ten (10) Truckstops per month on average. PNV shall, in all instances, install the PNV Equipment (as defined in Section 2) in a high quality, workmanlike and efficient manner, with the least interference possible with the business operations of each Truckstop. During the installation period, no more than fifty percent (50%) of the existing equipment currently in place shall be removed until the PNV Equipment (as defined below) has been installed and the System is operational. Notwithstanding the foregoing, the Parties agree that while PNV shall use its best efforts to complete the installation of the System at the foregoing number of Truckstops within the foregoing time frames, PNV's obligations to install the System at a particular Truckstop or Truckstops shall be subject to: (i) TA having ownership or control over such Truckstop at the time PNV commences installation of the System; (ii) with respect to the Truckstops listed on Schedules 1B and 1C, the Franchisee entering into an agreement with PNV pursuant to Section 1(b); (iii) TA's authorizing PNV to install the System at the Truckstops; (iv) completion of satisfactory engineering and structural surveys at such Truckstop(s); (v) confirmation that no part of the System crosses a public right of way adjacent to such Truckstop(s); (vi) confirmation that PNV may use the Truckstops existing wiring or that it is otherwise economically feasible to install the necessary wiring; (vii) receipt from TA of all requested maps, blue prints and other relevant information relating to such Truckstop(s) on a timely basis; and (viii) PNV not being able to complete any such installation within said time frame because of any Force Majeure Condition (as defined in Section 13 below). During the Term (as defined below), all long-distance telephone services to be provided pursuant to this Agreement will be through AT&T unless TA consents in writing to any other long-distance carrier.

                  (b) Installation at Franchisee Sites. The Parties acknowledge and agree that, prior to installation of the System at any of the Truckstops listed on Schedule 1B or Schedule 1C, which are operated by a franchisee of TA (the "Franchisee"), PNV shall, enter into an agreement with Franchisee upon terms acceptable to PNV and Franchisee (and as to which TA shall have consented to in writing).

         2.       Installation of Equipment.

                  (a) PNV shall, at its sole cost and expense, and in the manner herein provided and in accordance with industry standards, install and continually maintain at each Truckstop at which the Services are to be provided all equipment necessary to provide the Services. The equipment as currently used by PNV is described on Schedule 2 hereto and is hereinafter, together with any additions or deletions to said equipment, collectively referred to as the "PNV Equipment"; provided, however, the term "PNV Equipment" only will include any such equipment installed by PNV pursuant to this Agreement. PNV reserves the right with the prior written consent of TA to make additions to and deletions from the PNV Equipment to be installed at each Truckstop. In addition all equipment, systems and procedures used by PNV shall meet all legal and technical requirements of any governing agency of local, state or federal jurisdiction. PNV will update and modernize the System and the PNV Equipment from time to time as reasonably necessary such that the System and the PNV Equipment perform in a manner consistent with industry standards and in any event will upgrade the System and the PNV Equipment so that the System and the PNV Equipment at the Truckstops will be equivalent to that being installed by PNV at other third party locations.

                  (b) TA shall make available to PNV sufficient areas in mutually agreed locations in which to install the PNV Equipment (collectively, the "Equipment Area"). Upon reasonable prior notice to TA, PNV shall be entitled to have continued access to the Equipment Area for purposes of installing, repairing and monitoring the PNV Equipment, the System and the Services.

                  (c) Prior to commencement of installation of the System at any Truckstop, PNV shall obtain TA's written approval of the methods and materials to be used by PNV with respect to the installation of the System. PNV will repair any damage to the Truckstop which is caused by PNV. However, PNV shall not be responsible for any existing defects or deficiencies or the normal wear and tear to the Truckstop. PNV shall provide TA written notice of any defects or deficiencies discovered by PNV during installation.

                  (d) PNV shall on a timely basis secure, and continuously maintain in full force and effect, all licenses, permits and approvals required by governmental authorities with respect to the installation, operation and maintenance of the System and providing the Services. TA shall within reason assist PNV (at PNV's expense) in obtaining any such licenses, permits, or approvals upon PNV's reasonable request. PNV shall at all times comply with all applicable laws, rules, regulations, etc. in connection with the installation, operation and maintenance of the System, or otherwise related to the performance of PNV's obligations hereunder.

         3.       Rights and Duties of The Parties With Respect To The PNV
Equipment.

                  (a) Notwithstanding the fact that certain parts of the PNV Equipment may be affixed to each Truckstop, the PNV Equipment shall not become a fixture thereto and shall remain the property of PNV. Except as otherwise provided herein, PNV shall pay all taxes or other fees related to ownership and operation of the PNV Equipment. TA acknowledges that the System, the Services and the PNV Equipment and the manner of its operation and installation are proprietary to PNV. Accordingly, TA shall use its best efforts to insure that all material confidential information and data concerning the System, the Services and the PNV Equipment shall not be divulged, and (except in the case of emergency or operation of the Truckstops in the ordinary course of business) that access to the System and the PNV Equipment shall not be given to any person or persons other than personnel authorized by PNV. The Parties agree that the obligations imposed under this Section 3 will apply to all confidential information, except where such confidential information: (i) is or becomes public knowledge or publicly available to TA through no fault of TA; (ii) is learned by TA from a third party entitled to disclose it; (iii) was already known to TA; (iv) is shown by TA to have been independently developed by TA; or (v) is or becomes publicly available as a result of issuance of a patent or publication of a foreign pending patent application.

                  (b) Upon the termination of this Agreement for any reason, PNV shall have the obligation to: (i) remove, at its sole cost and expense, any or all of the PNV Equipment from each Truckstop; or (ii) if agreeable to TA, sell or lease it to TA or its successors, nominees or assignees. If PNV removes the PNV Equipment, PNV shall restore the Truckstop as near as reasonably possible to the condition of such premises prior to the installation of the System, normal wear and tear excepted, but shall not be obligated or permitted without the prior consent of TA to remove any wiring. If PNV does not comply with the terms of this Section 3(b) within 90 days after termination of this Agreement, TA may treat the PNV Equipment as abandoned or have the PNV Equipment removed and disposed of at the expense of PNV.

                  (c) If TA disposes of its interest in one or more Truckstops at which the System has been installed (through a sale of assets, change of control, closure or otherwise), TA shall, as a condition to such event, either; (i) cause the acquiror of said Truckstop to assume TA's obligations under this Agreement (in the case of the sale of all of its Truckstops at which the System is installed); or enter into a separate agreement with PNV on substantially similar terms (in the case of the sale of less than all of the Truckstops at which the System is installed); or (ii) pay PNV an amount equal to [*] as reduced by (a) [*]; and (b) [*]; provided that, TA may [*] and TA may [*]. Upon payment to PNV of any amounts due pursuant to clause
(ii) above, title to the PNV Equipment [*] and is purchased by TA will transfer to TA.

         4.       Services to Be Provided and Financial Terms.

                  (a) Pre-Paid Phone Card PNV will provide a pre-paid phone card product and maintain a telecommunications platform capable of handling current and future traffic needs, on the following terms:

                           1.       Machines and System. Commencing on or after
March 1, 1999 and in any event by July 15, 1999, PNV shall install (and thereafter shall maintain) pre-paid phone card vending machines at each Truckstop and shall have exclusivity except for (i) currently existing contractual obligations, including without limitation, [*]; and (ii) contractual obligations applicable to any specific Truckstop(s) acquired by TA from time to time. [*]; the Parties further agree that any prepaid phone card products available at any Truckstop(s) acquired by TA from time to time will be phased out of such Truckstop(s) as soon as the contracts relating to such prepaid phone card products expire or terminate and that TA will not take any action to extend or renew any such contract. The number and location of the machines at each Truckstop will be mutually agreed upon by PNV and TA and the Parties agree that the TA-PNV pre-paid phone card vending machines shall have priority placement over all other third party pre-paid phone card machines. More than one machine will be placed at certain Truckstops based upon the number of parking stalls, product demand and sales history. PNV will maintain and administer the network and systems necessary to provide, account for and manage the long distance phone time sold through the machines. Each pre-paid card will be co-branded by PNV and TA. PNV will provide signage for the machines as per mutually agreed upon specifications. TA shall have primary responsibility for implementing marketing and sales promotions for the pre-paid phone card.

                           2.       Financial Terms. The proposed pricing
(subject to change based upon PNV's tariffs with TA's written approval) to the end user purchasing prepaid phone cards from a machine is as follows: (i) $10 cards at [*] per minute; (ii) $20 cards at [*] per minute; (iii) $50 cards at [*] per minute; (iv) recharge cards as follows: [*] per minute for a $10 recharge, [*] per minute for a $20 recharge and [*] per minute for a $50 recharge which must be tracked and reported separate from vended prepaid phonecard sales; (v) [*] for dial around compensation ("DAC") at any phone at the Truckstop operated by PNV (a "TA-PNV phone"); and (vi) [*] unit surcharge at non TA-PNV phones for DAC. For these purposes, one (1) unit is defined as one
(1) minute of phone time. The foregoing rates and charges may be changed from time to time by letter agreement signed by both TA and PNV. PNV shall provide an inventory of pre-paid phone cards at each machine and shall, subject to Section 8(b) of this Agreement, pay to TA a commission based on the difference between the retail amount charged to drivers as set forth above and TA's cost based upon the volume of long distance minutes sold as set forth on Schedule 3 hereto. All phone minutes sold by TA or PNV, under the programs contained in this Agreement, including the pre-paid phone cards, recharge, fleet services, public internet access services or Frequent Fueler Card, shall count toward the volume schedule set forth on Schedule 3. The charge per minute shall include all universal service and excise tax. TA will be paid a commission for recharge phone minutes purchased at a Truckstop based upon the difference between the retail price and TA's cost as set forth on Schedule 3. If recharge is done by PNV's operator, TA's commission shall be reduced by a [*] charge per recharge. PNV shall be responsible for payment of any sales taxes which may be due on the sale of prepaid phone cards at any particular Truckstop and PNV shall reduce the amounts payable to TA hereunder for the amount of any such taxes paid. If sales tax is due, PNV shall provide TA with thirty (30) days prior written notice so that the Parties may adjust the price to customers to reflect such taxes. All amounts due to TA hereunder shall be paid by the 25th day of each month following the month in which such amounts are received by PNV. Subject to Section 15, delay in payment shall be grounds for termination of this Agreement.

                  (b) Fleet Services. PNV has designed cable and telephone access services to be sold to fleets and fleet drivers in three separate packages, each containing different levels of service and pricing as discussed below and as set forth on Schedule 4 hereto.

                           1. Cable Television and Telephone Access Services. PNV shall provide the following three levels of service to be sold to fleets and fleet drivers: (i) full access package; (ii) phone access package; and (iii) long distance package, each as described on

         Schedule 4. These services may be sold to fleets by either: (i) TA's fleet sales force; or (ii) PNV's fleet and telemarketing sales force. Fleet drivers will purchase long distance minutes through PNV's voice response unit over the telephone and shall pay for such services through automatic payroll deduction. Pursuant to the TA-PNV Fleet Sales Program (as defined in Section 5(b)): (i) PNV and TA shall jointly develop marketing programs for the sale of these services to fleets and fleet drivers; (ii) TA will add value (in the form of incentives, discounts, etc. as determined by TA) to the services to be sold to fleets; and (iii) TA will provide incentive compensation to its sales force for sales of the services to fleets.

                           2. Financial Terms. These services shall be provided to fleets and fleet drivers at the prices set forth on
         Schedule 4. PNV shall have the right to change these prices, in its discretion, with 30 day prior written notification to TA, based upon market conditions; provided, however, that PNV shall not adjust such prices pursuant to the TA-PNV Fleet Sales Program to be any less favorable than any other fleet sales program then in effect by PNV. For contracts obtained solely by TA or in conjunction with PNV pursuant to TA-PNV Fleet Sales Program, TA shall, subject to Section 8(b) of this Agreement, be paid: (i) [*]; (ii) [*]; and (iii) [*]. In addition to other funds or value committed to the TA-PNV Fleet Sales Program by TA, TA shall use the amounts set forth in the column labeled "Percentage of Monthly Gross Access Revenue to Advertising and Commissions" on
         Schedule 5 to provide incentives under the TA-PNV Fleet Sales Program. PNV shall be responsible for payment of any sales taxes which may be due and PNV shall reduce the amounts payable to TA hereunder for the amount of any such taxes paid. If sales tax is due, PNV shall provide TA with thirty (30) days prior written notice so that the Parties may adjust the price to customers to reflect such taxes. All amounts due to TA hereunder shall be paid by the 25th day of each month following the month in which such amounts are received by PNV. Subject to Section 15, delay in payment shall be grounds for termination of this Agreement.

                  (c) Coin and Coinless Phones. In accordance with Section 1(a) of this Agreement, PNV will install coin and coinless phones and enclosures at all TA Truckstops on the following terms:

                           1.       Equipment, Installation and Maintenance. PNV
will purchase, install and maintain all coin and coinless phones inside the Truckstops as set forth below. Each phone shall be connected to PNV's phone switch located inside the Truckstop. PNV will provide phone enclosures as per TA's specifications.

                                    a.       Coin phones will consist of or
provide for: (i) either Intellicall smart phones or some other mutually agreeable phones; (ii) a dedicated phone line for each phone where required;
(iii) an automatic pass-through to trunk lines if switch not functioning; and
(iv) 1+ calls routed through a T-1 line. The minimum standard per Truckstop shall be 10 coinphones in an airport style sit-down booth or wall mount as per the specifications attached hereto as Exhibit A. Actual phone quantities may vary by site and shall be mutually agreed upon by PNV and TA.

                                    b.       Coinless phones will be trim-line
phones (or other mutually agreed upon equipment) and have one dedicated phone line for every two phones, unless otherwise required to comply with federal, state or local regulations. Each phone will also have a data port. The minimum standard per Truckstop shall be 1 phone with a data port for each driver area restaurant booth and a quantity of cordless phones to be mutually agreed upon by PNV and TA based upon each Truckstops' needs.

                           PNV will track the usage of all coin and coinless
phones and provide TA with a monthly summary commission statement, using the format and containing the information set forth on Exhibit B hereto or such other information as may be reasonably requested by TA from time to time. TA may at its option (i) collect coins from the coin phones, with coin counters supplied to each Truckstop by PNV; or (ii) cause PNV to retain a third party to provide such service and reduce the amounts payable to TA by [*] for each visit by such third party. Holders of TA Frequent Fueler Cards and PNV members will be able to logon to the PNV network and place their 1-800 calls and receive incoming calls at locations approved by PNV and TA. PNV members, TA Frequent Fueler Card holders and TA/PNV prepaid phone card holders shall be exempt from DAC charges from PNV provided coin and coinless phones located at the Truckstops. The number and location of coin and coinless phones at each Truckstop shall be mutually agreed upon by PNV and TA. [*], PNV and TA will have exclusive rights to advertise the services provided by PNV on signage in and around phone booths at locations where the System has been installed.

                           2.       Financial Terms. TA shall, subject to
Section 8(b) of this Agreement, be paid [*] of gross revenues collected from:
(i) [*]; and (ii) [*]. The foregoing commission is based on the assumption that DAC charges are [*] per call or higher. If DAC charges decrease to below [*] per call, the Parties will [*]. PNV shall be responsible for payment of any sales taxes which may be due and PNV shall reduce the amounts payable to TA hereunder for the amount of any such taxes paid. If sales tax is due, PNV shall provide TA with thirty (30) days prior written notice so that the Parties may adjust the price to customers to reflect such taxes. All commission checks from payphone provider should be sent to TA with summary statement included. PNV should receive a copy of the commission check from the payphone provider with a detailed breakdown of data for PNV to verify activity on all payphones at TA sites. All commissions are due by the 25th day of each month, following the commission cycle. Subject to Section 15, delays in payment shall be grounds for termination of this Agreement. Upon termination of this Agreement at any time prior to expiration of the Term, TA may [*]. Upon expiration of the Term, TA shall have no liability to PNV for the equipment or enclosure costs.

                  (d) Frequent Fueler Card. PNV shall help implement and support a TA Frequent Fueler Card on the following terms:

                           1.       System and Maintenance. The Frequent Fueler
Card shall be developed by TA and within sixty (60) days of completion of the specifications of the program PNV will integrate a long distance feature that includes cashier based minute recharging and PNV operator assisted minute recharging. The Frequent Fueler Card will be TA branded. PNV will maintain central switching equipment with a frame relay link to the TA Frequent Fueler Card host system. TA's customers will be able to use the same card to participate in the frequent fueler program and to purchase rechargeable phone time. Cards will be able to be recharged at the fuel desk, via recharge machine or by telephone via credit card or billing company instrument. TA shall have primary responsibility for implementing marketing and sales promotions for the TA Frequent Fueler Card.

                           2.       Financial Terms. TA customers will purchase
long distance minutes at normal retail rates and TA may provide additional frequent fueler points when phone time is purchased. If recharge is done by a TA attendant, subject to Section 8(b) of this Agreement, TA will be billed at [*] to [*] for each minute of long distance phone time sold based upon volumes set forth in Schedule 3. This charge will include universal service and excise tax. If recharge is done by PNV's operator, TA will be paid a commission equal to [*], which shall be reduced by a [*] charge per transaction at such time as the Frequent Fueler Card is operational.

                  (e) Fleet In-Bound 800 Calling. Within 6 months of the date of this Agreement, PNV will develop and provide a service which will allow drivers to make 800# calls directly to fleets. TA shall, subject to Section 8(b) of this Agreement, be paid [*] of [*] derived from 1-800 calls originating from its Truckstops.

                  (f) PNV In-Cab Internet Access . Within eighteen months of the date of this Agreement, PNV will be an internet access provider and will provide such service to PNV members. All PNV locations will be upgraded to provide capability prior to offering such services. Revenue derived from the sale of such services at Truckstops shall, subject to Section 8(b) of this Agreement, be allocated as follows: (i) with respect to the first months revenue received from each subscriber, [*] to PNV and [*] TA; and (ii) with respect to all subsequent monthly revenues received from each subscriber, [*] to PNV and [*] to TA.

                  (g) Public Internet Access. Within eighteen months of the date of this Agreement, PNV will develop and install public internet access devices ("PIA Devices") for use inside the Truckstops. PNV shall initially install the PIA Devices at ten (10) Truckstops and PNV shall then proceed to install the PIA Devices at the remaining Truckstops unless either Party elects not to proceed with such installation by providing written notice to the other Party prior to the installation of PIA Devices at Truckstops other than the initial ten (10) Truckstops. Truckstop customers will operate the PIA Devices by purchasing phone minutes under one or more of the programs set forth in Sections 4(a), (b) and (d) above. As described in such Sections, TA will, subject to
Section 8(b) of this Agreement, be paid a commission based on the difference between [*]. PNV shall be responsible for payment of any sales taxes which may be due and PNV shall reduce the amounts payable to TA hereunder for the amount of any such taxes paid. If sales tax is due, PNV shall provide TA with thirty
(30) days prior written notice so that the Parties may adjust the price to customers to reflect such taxes. All amounts due to TA hereunder shall be paid by the 25th day of each month following the month in which such amounts are received by PNV. Subject to Section 15, delay in payment shall be grounds for termination of this Agreement.

                  (h) 0+ Calls. TA shall contract directly with [*] or some other provider for 0+ calls. For so long as this Agreement remains in effect, TA shall (i) utilize [*] of the marketing allowance approved by [*] and received by TA for joint TA and PNV marketing plans; and (ii) for so long as TA continues to receive from [*] existing commissions and allowances, pay or cause [*] to pay PNV [*] of the total [*] 0+ revenue generated.

         5.       Marketing of the Services.

                  (a) Except as expressly stated herein, TA and PNV shall jointly market the Services. TA and PNV shall mutually agree upon the nature and scope of the marketing of the Services at the Truckstop which shall include among other things: (i) identification on bill boards where applicable; (ii) space on placemats; (iii) access to phone booth frames; (iv) placement of ceiling danglers per location; (v) placement of table tent cards at restaurant tables; (vi) placement of counter cards at fuel desks; and (vii) where allowed by TA and other relevant third parties, rigid signage at lot entrance and around the lot. All marketing allowances shall be subject to meeting contract terms, conditions and minimum performance requirements. PNV shall be responsible for payment of all production costs.

                  (b) On or prior to February 15, 1999, PNV and TA shall jointly devise and implement a marketing program (collectively, the "TA-PNV Fleet Sales Program") which shall be used by PNV and TA to jointly sell the Services to fleet owners and their professional truck drivers. Pursuant to the TA-PNV Fleet Sales Program: (i) TA shall provide PNV with: (a) access to TA's fleet customers through headquarter meetings, regional meetings and conferences; and (b) meaningful assistance through TA's fleet sales organization to effectuate the closing of the sale of the Services to TA's fleet customers; and
(ii) TA and PNV shall mutually agree to share, in the cost of promoting the TA-PNV Fleet Sales.

         6.       Maintenance of the PNV Equipment and the System.

                  (a) Except as otherwise provided herein, PNV shall maintain the PNV Equipment and the System. If a mechanical problem arises with the System, TA shall notify PNV by telephone and will inform PNV of the nature of the problem, the location of the affected Truckstop and the name of the Truckstop General Manager to be contacted by PNV. There shall be one point of contact for all repair calls at 1-800-347-1664 or such other 800 number as PNV may advise TA to use from time to time.

                  (b) PNV will respond by telephone to the Truckstop General Manager within [*] of the problem being reported by TA with a plan for responding to the problem. Except as otherwise provided herein, with respect to a Major Outage (as defined below): (i) PNV will use its best efforts to correct such Major Outage within [*] of the problem being reported by TA; and (ii) in any event, PNV will correct such Major Outage within [*] of the problem being reported by TA. Except as otherwise provided herein, with respect to a Minor Outage (as defined below), PNV will use its best efforts to correct such Minor Outage within [*] of the problem being reported by TA and, in any event, PNV will correct such Minor Outage within [*] of the problem being reported by TA. PNV will be deemed to have corrected a Major Outage if the problem is resolved to the extent that such problem constitutes a Minor Outage and PNV continues to use its best efforts to correct such resulting Minor Outage as soon as possible and, in any event, corrects such original problem within [*] of the problem being reported by TA. All other problems which do not constitute either Major or Minor Outages, shall be resolved by PNV pursuant to regularly scheduled maintenance calls within ten (10) working days. TA acknowledges and agrees that PNV may contact a designated repair technician or dispatch a designated repair technician to complete any necessary repairs to the System.

                  (c) Charges for repairs will be billed directly to PNV and paid by PNV.

                  (d) For the purposes of this Agreement, the term "Major Outage" means, with respect to any class of services provided by PNV pursuant to this Agreement (pre-paid phone cards, fleet telecom services, coin phones, coinless phones, Frequent Fueler Card, fleet in-bound 800 calling, and internet access and data transmission), any interruption within the control of PNV or related to the PNV Equipment that causes a fifty percent (50%) or greater reduction in the level of services to be provided by PNV under this Agreement of such class at any Truckstop.

                  (e) For the purposes of this Agreement, the term "Minor Outage" means, with respect to any class of services provided by PNV pursuant to this Agreement (pre-paid phone cards, fleet telecom services, coin phones, coinless phones, Frequent Fueler Card, fleet in-bound 800 calling, and internet access and data transmission), any interruption within the control of PNV or related to the PNV Equipment that causes less than a fifty percent (50%) and greater than a ten percent (10%) reduction in the level of services to be provided by PNV under this Agreement of such class at any Truckstop.

                  (f) For the purposes of this Agreement "repairs" of the System shall include, but not be limited to, telephone service, equal access problems, local and/or carrier lines, customer complaints, malfunctioning equipment, condition of equipment and call quality.

                  (g) TA customers shall have access to a "live" customer service representative 24 hours a day, 7 days a week in an adequate manner to meet the customers needs.

         7. Term. Subject to Section 15, the term of this Agreement, shall be for a period of four (4) years commencing on January 27, 1999 and terminating on January 26, 2003 (the "Term"). Ninety (90) days prior to the expiration of the Term, PNV shall, have the right of first refusal to match other third party proposals to provide the Services.

         8.       Exclusivity.

                  (a) During the Term, PNV shall (except for internet access) have the exclusive right to provide the Services at the Truckstops, provided that, TA's obligations and PNV's rights shall be subject to TA's existing contractual obligations (or contractual obligations applicable to any specific Truckstop acquired by TA from time to time), and provided that PNV's equipment and services meet the standards provided in this Agreement. PNV shall not provide the Services at any truckstop owned, operated or franchised by (i) [*] prior to April 1, 1999; or (ii) [*] prior to May 1, 1999. [*]

                  (b) In the event that PNV enters into a contract for the provision of any of the Services with a third party with similar terms and conditions (with respect to, among other things, the length of contract or PNV's purchase of equipment) and PNV pays said third party a higher percentage of revenue relating to the provision of Services or charges any third party a lower cost relating to the provision of the Services, the terms of this Agreement will be modified so that the revenue split between PNV and TA or the costs charged to TA will match such payments or charges to such third party. PNV shall provide TA with notice of any agreement which would require an adjustment under this
Section 8(b) within ten (10) days of execution of said agreement.

         9. Rights Granted to PNV. TA hereby grants and conveys to PNV, for the Term of this Agreement, access, upon reasonable prior notice, to the premises of each Truckstop at which the System is installed for purposes of maintaining, repairing, replacing and operating the System and providing the Services.

         10. Representations and Warranties of PNV.

                  (a) PNV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by PNV has been duly authorized by all necessary action of PNV. This Agreement and each of the other documents to be executed and delivered by PNV pursuant to this Agreement have been duly executed and delivered by PNV and are the valid and binding obligations of PNV enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by PNV pursuant to this Agreement will not: (i) conflict with or violate any provision of PNV's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against PNV; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against PNV.

                  (c) PNV will obtain the approval, consent or waiver of any other person or entity required for the execution, delivery or performance of this Agreement.

                  (d) In the event TA's or PNV's right to use the System, the Services or the PNV Equipment is challenged, PNV will defend and indemnify TA, its officers, directors, shareholders, employees and agents from any and all expenses (including reasonable attorneys'

fees) and damages (of whatever kind or nature) relating to the challenge of such use. Further, in the event TA is not able to use the System or the Services during the term of this Agreement due to any such challenge, TA may, subject to the terms of Section 15, terminate this Agreement and receive any amounts due to TA as of the date of termination.

                  (e) All of the information contained in the representations and warranties of PNV set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         11.      Representations and Warranties of TA.

                  (a) TA is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority: (i) to enter into this Agreement; and (ii) to carry out the other transactions and agreements contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement by TA has been duly authorized by all necessary action of TA. This Agreement and each of the other documents to be executed and delivered by TA pursuant to this Agreement have been duly executed and delivered by TA and are the valid and binding obligations of TA enforceable in accordance with their respective terms, subject only as to enforceability affected by bankruptcy, insolvency or similar laws affecting the rights of creditors generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other documents to be executed, delivered and performed by TA pursuant to this Agreement will not: (i) conflict with or violate any provision of TA's organizational documents, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against TA; or (ii) result in any breach of or default under or cause the acceleration of performance of any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against TA.

                  (c) TA will obtain the approval, consent or waiver of any other person or entity required for the execution, delivery or performance of this Agreement.

                  (d) All of the information contained in the representations and warranties of TA set forth in this Agreement or in any of the documents delivered or to be delivered herewith or after the execution hereof as set forth in any provision of this Agreement is true, accurate and complete.

         12.      Risk of Loss and Insurance; Indemnification.

                  (a) PNV shall bear the risk of loss and hereby indemnifies and holds harmless TA for: (i) damage to or destruction of the PNV Equipment and the System installed at each Truckstop, except as provided in
Section 12(b); and (ii) injury to persons or damage to property arising from the existence, installation, operation or repair of, or otherwise in any way related to, the PNV Equipment and the System (except to the extent such damage is occasioned by the gross negligence or willful misconduct of TA, its employees, contractors or agents).

                  (b) TA shall be responsible for the maintenance, repair or replacement of the PNV Equipment resulting from damage or destruction caused by the gross negligence or willful misconduct of TA, its employees, contractors or agents.

                  (c) Both TA and PNV shall maintain during the Term of this Agreement (or any renewal term), at their sole cost and expense, comprehensive public liability insurance in the minimum amount of $1,000,000 providing coverage at each Truckstop at which the Services are provided against any claims covered under Sections 12 (a) or (b) and shall ensure that each Party is named as an additional insured in respect of such insurance or is otherwise covered as its interest may appear. PNV shall provide TA with evidence of insurance and thirty (30) days prior written notice of cancellation or amendment to PNV's insurance policies.

         13. Force Majeure. Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, interruption in the supply of electrical power or any other cause, not resulting from mechanical or system failure, beyond the control of any party acting in a reasonable business-like manner, whether similar or dissimilar to the causes enumerated above ("Force Majeure Conditions"). If any Force Majeure Condition occurs, the affected Party shall give immediate notice to the other Party, and, if the Force Majeure Condition continues for ninety (90) days, such other Party may elect, at its sole option, to terminate the rights and obligations of each Party pursuant to this Agreement with respect to the affected Truckstop(s) by written notice to the affected Party and, if more than ten (10) Truckstops, at which the System has been installed pursuant to this Agreement, are subject to any Force Majeure Conditions at any time and such conditions continue for ninety
(90) days, either Party may elect, at its sole option, to terminate this Agreement with respect to all Truckstops by written notice to the other Party.

         14.      Assignment.

                  (a) TA may sell, assign, transfer or otherwise dispose of its interest in one or more of the Truckstops (through a change of control, sale of assets or otherwise) subject to the terms of Section 3(c). PNV acknowledges that nothing in this Agreement will restrict a change of control, sale of assets or other transactions involving TA's parent corporation.

                  (b) PNV may pledge its interest in this Agreement to any bank, recognized lending or leasing institution or investor as collateral. PNV may sell, assign, transfer or otherwise dispose of its interest in this Agreement provided that said acquiror shall: (i) not be the owner or operator of competing truckstops; (ii) assume all of PNV's rights and obligations hereunder; and (iii) shall be bound by the terms of this Agreement.

         15.      Breach.

                  (a) In the event that either party shall fail in any material respect to perform any obligation under this Agreement, the other party may in writing notify the non-performing party that such failure constitutes a breach. If the breach is not remedied or cured within thirty (30) days following receipt of the notice of breach, without limiting any other remedy which may be available, the non-breaching party may terminate this Agreement by notice to the breaching party. Failure to correct a Major Outage or Minor Outage will not by itself constitute a breach of this Agreement and Sections 15(b) and (c) provides the sole remedy with respect to any such failure to correct a Major Outage or a Minor Outage.

                  (b) Subject to the terms of Section 13, if PNV fails to correct, within the time period specified in Section 6(b) of this Agreement, [*] Major Outages during any twelve (12) consecutive calendar months, then TA may terminate the rights and obligations of each Party pursuant to this Agreement by thirty (30) days prior written notice to PNV. For purposes of this Agreement, if a Major Outage is not cured within the initial [*] period provided for in
Section 6(b), each additional [*] period during which such Major Outage is not cured shall count as an additional Major Outage for purposes of this Section 15(b). For example, if more than 50% of any one of the Services are down at a single Truckstop for [*], it shall count as two (2) Major Outages.

                  (c) Subject to the terms of Section 13, if PNV fails to correct, within the time period specified in Section 6(b) of this Agreement, [*] Minor Outages during any twelve (12) consecutive calendar months, then TA may terminate the rights and obligations of each Party pursuant to this Agreement by thirty (30) days prior written notice to PNV. For purposes of this Agreement if a Minor Outage is not cured within the initial [*] period provided for in
Section 6(b), each additional [*] period during which such Minor Outage is not cured shall count as an additional Minor Outage for purposes of this Section 15(c). For example, if less than 50% but more than 10% of any one of the Services are down at a single Truckstop for [*], it shall count as two (2) Minor Outages.

         16. Ownership and Confidentiality. TA recognizes and agrees that, except as otherwise provided herein, PNV shall, during the term of this Agreement and thereafter, retain sole ownership of the System and the PNV Equipment. TA recognizes the proprietary nature of the concept and the design of the System, the PNV Equipment and the Services. Accordingly, except as otherwise provided herein, TA and PNV agree to maintain and cause each of its employees and agents to maintain and keep strictly confidential the terms and provisions of this Agreement, and all confidential information it obtains or receives in conjunction with the operation of the System, the PNV Equipment or the Services. TA further agrees that the "Park N' View" name and logo shall be and remain the property of PNV and all references by TA to the System or the Services shall incorporate and/or refer to PNV by its full name (Park N' View), whether in literature, electronic or print displays, articles, advertising, billboards, banners or otherwise. The name, Park 'N View, is, or will be, a registered service mark of PNV and to the extent required by PNV, TA shall execute a no cost limited license agreement for the use of such service mark. PNV agrees to maintain and cause its employees and agents to maintain and keep strictly confidential all proprietary information received from TA relating to its Truckstops, operations and customers.

         17.      General Provisions.

                  (a) Notices. All notices required or permitted hereunder shall be in writing and, may either be delivered by overnight courier, transmitted by facsimile, or delivered by the United States Mail, postage prepaid, addressed as follows:


                 To PNV:                                      Steve Conkling
                                                              President
                                                              Park 'N View, Inc.
                                                              11711 NW 39th Street
                                                              Coral Springs, Florida 33065
                                                              Fax Number: (954) 745-7899

                 With a copy to:                              James M. O'Connell, Esq.
                                                              Kilpatrick Stockton LLP
                                                              4101 Lake Boone Trail,
                                                              Suite 400
                                                              Raleigh, North Carolina 27607
                                                              Fax Number:  (919) 420-1800

                 To TA:                                       President
                                                              Travel Centers of America
                                                              24601 Center Ridge Road, Suite 200
                                                              Westlake, Ohio 44145
                                                              Fax Number:  (440) 808-3301

                 With a copy to:                              General Counsel
                                                              Travel Centers of America
                                                              24601 Center Ridge Road, Suite 200
                                                              Westlake, Ohio 44145
                                                              Fax Number:  (440) 808-4310

All notices shall be deemed delivered only upon actual receipt. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to the terms of this Section 17(a).

                  (b) Expenses. Each party agrees to pay, without right of reimbursement from any other party, its costs relating to the preparation of this Agreement and the performance of its obligations hereunder, including without limitation, fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

                  (c) Books, Records and Payments. The books and records of TA and PNV pertinent to the revenue expenses and taxes with respect to the sale of the Services for any calendar month shall be open for inspection and audit by a third party representative of either TA or PNV upon five (5) business days notice to said party. Except as otherwise provided herein, all monies due to or from either Party hereunder shall be paid to the receiving Party on or before the 25th day of the month following the receipt of the same by the paying Party.

                  (d) Actions; Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to: (i) take or cause to be taken as promptly as practicable all actions and obligations arising herein; and
(ii) do or cause to be done all things to fulfill and comply with its obligations or the obligations of the other parties to consummate the transactions contemplated herein.

                  (e) Press Releases. PNV and TA shall consult with each other as to the form and content of all press releases and other public disclosures of matters relating to this Agreement, the System and the Services. Nothing in this section shall prohibit PNV or TA from making any disclosure which its legal counsel deems necessary or advisable to fulfill such party's disclosure obligations under applicable law. All public disclosures shall be transmitted by telecopier to the other party or its counsel for approval prior to publication or dissemination.

                  (f) Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

                  (g) Applicable Law. This Agreement shall be governed by the laws of the State of Florida.

                  (h) Schedules. The Schedules attached to this Agreement are integral parts of this Agreement and all references to this Agreement shall include the Schedules.

                  (i) Modification. This Agreement shall not be modified or amended except by an instrument in writing executed by the Parties to this Agreement.

                  (j) Successors And Assigns. This Agreement shall apply to, and be binding upon, the parties and their respective successors and permitted assigns (as determined under Section 14).

                  (k) Severability. If any part or sub-part of this Agreement is found or held to be invalid, that invalidity shall not affect the enforceability and binding nature of any other part of this Agreement.

                  (l) Arbitration. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or the interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in New York, NY or the home office of the party not bringing the claim in accordance with the then existing rules of the American Arbitration Association. PNV and TA shall each select one arbitrator, and the two arbitrators shall select a third with the same qualifications. Any decision rendered shall be binding upon the Parties, however, the arbitrators shall have no authority to grant any relief that is inconsistent with this Agreement. The expense of arbitration shall be shared equally by the Parties.

                  (m) Integration; Entire Agreement. This Agreement (including Exhibits, Schedules, documents and instruments referenced herein) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matters hereof.

                  (n) Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, TA and PNV have caused this Agreement to be executed pursuant to appropriate legal authority duly given, as of the day and year first above written.

WITNESSES:

                                         PARK 'N VIEW, INC., a
                                         Delaware corporation

------------------------------

                                         By: /s/
------------------------------               ---------------------------------
                                         TA Operating Corporation, a Delaware
                                         Corporation, d/b/a TRAVEL CENTERS
                                         OF AMERICA

-----------------------------

                                          By:  /s/
------------------------------               ---------------------------------

                                   SCHEDULE 1A

                      LIST OF TRUCKSTOPS OWNED AND OPERATED
                                      BY TA



Albuquerque NM                           Altoona IA                             Amarillo TX

Ann Arbor MI                             Antioch TN                             Ashland OH

Ashland VA                               Atlanta GA                             Barkeyville PA

Baytown TX                               Bloomington IL                         Bloomsbury NJ

Brookville PA                            Brunswick GA                           Buttonwillow CA

Carney's Pt. NJ                          Concordia MO                           Council Bluffs IA

Dallas TX                                Dayton OH                              Effingham IL

Elgin IL                                 Elkton MD                              Eloy AZ

Florence KY                              Gallup NM                              Gary IN

Greensboro NC                            Harrisburg PA                          Hebron OH

Hurricane WV                             Jeffersonville, W.OH                   Jeffersonville E. OH

Kingman AZ                               Kingsville OH                          Knoxville TN

Lafayette LA                             Lamar PA                               Las Cruces NM

Las Vegas NV                             Lodi OH                                London OH

Madison GA                               Madison WI                             Martinsburg WV

Matthews MO                              Meridian MS                            Mobile AL

Monroe MI                                Mount Vernon IL                        Nashville TN

North Canton OH                          North East PA                          Oak Grove MO

Ogallala NE                              Oklahoma City OK                       Oklahoma City OK

Ontario E. CA                            Ontario W. CA                          Portland OR

Redding CA                               Richmond VA                            Roanoke VA


Rockwall TX                              Salt Lake City UT                       Santa Rosa NM

Sawyer MI                                Seville OH                              Santa Nella CA

Seymour IN                               Spartanburg SC                          Stony Ridge OH

Tallulah LA                              Toledo OH                               Tuscaloosa AL

West Memphis AR                          Wheeler Ridge CA                        Wheeling WV

Wildwood FL                              Willington CT                           Wytheville VA

Youngstown OH

                                   SCHEDULE 1B

                    LIST OF TRUCKSTOPS WHICH ARE OWNED BY TA
                      AND WHICH ARE OPERATED BY FRANCHISEES


Montgomery AL                            Denver CO                              Branford CT

Milldale CT                              Jacksonville FL                        Marianna FL

St. Augustine FL                         Vero Beach FL                          Commerce GA

Jackson GA                               Lake Park GA                           Savannah GA

Clayton IN                               Whitestown IN                          Slidell LA

Saginaw MI                               Rogers MN                              Foristell MO

Grand Island NE                          Sparks NV                              Corfu NY

Manning SC                               Denton TX                              Sweetwater TX

Denmark TN                               Franklin TN                            Knoxville TN

Hudson WI

                                   SCHEDULE 1C

                  LIST OF TRUCKSTOPS WHICH ARE NOT OWNED BY TA
                      AND WHICH ARE OPERATED BY FRANCHISEES

Walcott IA

Beto Junction KS

Mt. Vernon MO

Strafford MO

Eugene OR

Janesville WI

Baltimore MD

Albert Lea MN

Kenly NC

Breezewood PA

                                   SCHEDULE 2

                          LIST OF CURRENT PNV EQUIPMENT

Current PNV Equipment:

1.  Telephone wiring, where necessary.

2.  Coin phones.

3.  Coinless phones.

4.  Phone enclosures.

5.  Wall Mounts.

6.  Sit down booths.

7.  Phone switch and associated data and communication devices.

8.  Cordless phone equipment.

9.  Internet devices.

10. Phone card machines.

11. Recharge units (which shall not be cashier assisted and which shall be deployed by August 1, 1999, provided that, if such recharge units are not deployed by such date, TA's commission shall not be reduced for the [*] charge for each PNV operator assisted recharge).

                                   SCHEDULE 3

                    Volume Monthly
                       in Minutes                           TA's Cost
                       ----------                           ---------

Greater than [*] minutes per month                   [*] per minute
[*] minutes per month                                [*] per minute
[*] minutes per month                                [*] per minute
[*] minutes per month                                [*] per minute
[*] minutes per month                                [*] per minute
[*] minutes per month                                [*] per minute
[*] minutes per month                                [*] per minute
Less than [*] minutes per month                      [*] per minute


Notwithstanding the foregoing, until December 31, 1999, TA's cost will be [*] per minute regardless of volume. After December 31, 1999, the foregoing volume Schedule shall apply.

After December 31, 1999, TA may elect to: (i) have PNV charge TA [*] per minute; and (ii) reconcile on a quarterly basis any amounts due to or from PNV based upon the actual cost per minute based upon the foregoing volume schedule.

                                   SCHEDULE 4

                          Fleet Service Package Options

1.       Full Fleet Program

         Full Program:     $25.00 per driver monthly

         Services include: full phone access with free 800 calls, free local calls, free voice mail messaging, free incoming calls, wake up call service, internet access, faxing capability, sixty (60) minutes long distance service and unlimited cable access.

2.       Fleet/Driver Partnership Program: Two options:

         a.       Fleet Phone and cable package:  $20.00 per driver monthly

         Services include: full phone services with free 800 calls, free local calls, free voice mail messaging, free incoming calls, wake up call service, internet access, faxing capability and unlimited cable access (does not include 60 free minutes of long distance).

         b.       Fleet Full Phone Package:  $15.00 per driver monthly

         Services include: full phone services as listed above: no cable access, Drivers are encouraged by fleet and PNV campaign to add cable service through payroll deduction at $20.00 per month. Fleet receives $5.00 rebate for each driver enrolled with cable service making final cost $10.00 per driver.*

3.       Fleet Access Program:

         Fleet Access Program:  $5.00 per driver monthly

         Services include: phone service with free 800 calls, free local calls, free voice mail messaging, free incoming calls, wake up call service, internet access, faxing capability, no long distance minutes: no cable access, Drivers encouraged by fleet and PNV campaign to add cable service through payroll deduction at $20.00 per month. Fleet receives $5.00 rebate for each driver enrolled with cable service making final cost zero per driver.*

*Per driver that adds cable service to membership, 800 calls are made without DAC charge, Voice mail is accessible from any phone, Internet service if driver has ISP account, Fax capability when vehicle has facsimile machine.

                                   SCHEDULE 5



                                                                                            Percentage of
                                                     Percentage of                       Monthly Gross Access
Aggregate                                         Monthly Gross Access                 Revenue to Advertising/
Number of Drivers                                    Revenue to TA                           Commissions

[*]                                                       [*]                                    [*]
[*]                                                       [*]                                    [*]
[*]                                                       [*]                                    [*]

                                    EXHIBIT A

                       Specifications for Phone Enclosures

  [There appears here a schematic and related specifications for the layout and production of phone enclosures.]

                                    EXHIBIT B

                       Format of Monthly Commission Report


         [There appears here a format for the monthly commission reports to be delivered to TA by the Company, including columns for itemized revenue and commission information for various sites.]